Exhibit 99.2
2008 Lehman Brothers
CEO Energy/Power Conference
September 3, 2008
Slides 9, 12, and 17:
Reconciliation From Net Income to Adjusted EBITDAX (excluding impact of non-recurring items: excluding noncash gain on Cal Dive investment in 4Q07, gain on sale of Cal Dive IPO in 4Q06 and non-
           recurring items:
           OTSL impairment, DOJ accrual, and sale of diving assets in 2Q07:

Reconciliation from Net Income to EBITDAX ($ in thousands)	2003	2004	2005	2006	2007	2008E	2009E

Net income applicable to common shareholders	$32,771	$79,916	$150,114	$344,036	$316,762	$321,000	$430,000
Cal Dive gain	—	—	—	(96,531)	(98,602)	—	—
Other non-recurring items	—	—	—	5,300	66,954	—	—
Accretion and dividends on preferred stock	1,437	2,743	2,454	3,358	3,716	3,000	3,000
Cumulative effect of accounting change	(530)	—	—	—	—	—	—
Income tax provision	18,993	43,034	75,019	133,253	137,567	178,000	258,000
Net interest expense and other	3,403	5,265	7,559	34,524	53,303	82,000	117,000
Depreciation and amortization	70,793	108,305	110,683	193,205	307,735	317,000	392,000
Non-cash impairment	—	—	790	—	—	13,000	—
Exploration expense	—	—	6,465	43,115	16,847	26,000	—

Adjusted EBITDAX	$126,867	$239,263	$353,084	$660,260	$804,282	$940,000	$1,200,000

(1)
We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. Further, we reduce adjusted EBITDAX for the minority interest in Cal Dive that we do not own. Adjusted EBITDAX margin is defined as adjusted EBITDAX divided by net revenues. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.